LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 19th day of March, 2007,

BETWEEN: AEGIS INDUSTRIES, INC. (a Nevada corporation)

(“AEGIS”)

AND: Z5 TECHNOLOGIES LLC (a Connecticut limited liability company)

(“Z5”)

WHEREAS AEGIS believes that Z5 has significant valuable intellectual property assets, valuable products and significant expertise in its industry;

AND WHEREAS Aegis intends to organize a third-party loan to Z5 of US$500,000 to Z5 to fund due diligence on Z5’s financial affairs and working capital and wishes to complete a merger or other form of acquisition, such as share purchase and exchange agreement, with Z5 to secure further financing and raise the public and business profile of both Aegis and Z5.

AND WHEREAS the parties wish to enter into a letter of intent which states that, upon completion of due diligence, the parties intend that AEGIS and Z5 will negotiate a formal, definitive merger and share purchase and exchange agreement or other transaction structure whereby AEGIS would directly or indirectly purchase all of the issued and outstanding shares of Z5 and the principals of Z5 would acquire an equity interest in AEGIS.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.

The parties hereto agree that they will act together towards ensuring that AEGIS and Z5 enter into, on or before April 1, 2007, a definitive agreement (the “Definitive Agreement”) containing substantially the same terms and provisions as this LOI.

2.

The Definitive Agreement shall provide for the contribution, by AEGIS, of twenty (20) million shares of common stock of AEGIS (the “Vend In Shares”), $500,000 in cash, to be paid on the third month anniversary of the Definitive Agreement and a note agreement worth $4,500,000 (the “Note”) in exchange for Class A membership interest in a newly formed Delaware limited liability company (“Newco LLC”) and the contribution by the members of Z5 of all of the membership interests in Z5 in exchange for Class B exchangeable membership interests in Newco LLC. The rights and restrictions of the Class A and Class B shares will be set out fully in the Definitive Agreement.

3.

The Definitive Agreement shall provide that the Closing shall occur as promptly as practicable, but in all events on or before April 30, 2007 unless otherwise agreed by the parties thereto. Upon Closing of the Definitive Agreement, AEGIS will appoint as its Chairman and CEO Brendan Reilly, who will also be appointed as President of Newco LLC. Paul Evancoe will remain as President of AEGIS and will, in the event that AEGIS’ acquisition of Aegis Industries, Inc., a Delaware corporation (“Aegis-Delaware”) is completed, be appointed as President of the Aegis-Delaware division of AEGIS.

4.

Upon Closing of the Definitive Agreement, AEGIS will agree that it will effect the appointment to its Board of Directors two (2) persons chosen by Z5 (collectively, the “New Directors”) one of whom will be Brendan Reilly as Chairman, and agrees that it will appoint a third person in consultation and upon mutual agreement with Z5. Paul Evancoe will remain as a director of AEGIS and AEGIS shall appoint one additional nominee. The purpose of this clause is to ensure that the Board of Directors is balanced between the old board of directors and the New Directors, along with one independent director. The shareholders of Z5 will, in the Definitive Agreement, agree that they will, for a period of two (2) years from Closing, vote their shares of AEGIS in favor of Paul Evancoe in any shareholder resolution to appoint directors (provided he is still an employee of Aegis, capable of performing the duties of a Director and agrees to stand for election) and will further provide that they not vote their shares of AEGIS in any way which would remove him as a director (unless he chooses to resign).

5.	The Definitive Agreement will provide that closing of the transactions contemplated in the Definitive Agreement (the “Closing”) will be conditional upon the following:

	(a)	Z5 shall operate its business only in the ordinary course and will not sell, distribute, license or encumber any of the Assets;

(b)

the receipt of any certificates, opinions and/or documents related to the Assets, as AEGIS may reasonably request, including documents relating to any tests performed or studies completed, provided these tests or studies are not subject to non-disclosure covenants by Z5 in connection with any third-party customer agreements, and the status of any patent applications;

	(c)	the receipt of all consents, approvals, authorizations and orders required of or for the completion of any document required hereunder;

(d)

satisfactory completion of due diligence, to be conducted by Richardson Patel or such other firm as AEGIS chooses to use, at the absolute and sole discretion of AEGIS, concerning the business, affairs, financial affairs and Assets of Z5;

	(e)	satisfactory completion of due diligence, at the absolute and sole discretion of Z5, concerning the business, affairs, financial affairs and assets of AEGIS;

(f)

the existence of no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction or incurred in the ordinary course of business;

(g)

other than those disclosed herein in Section 19, there are no legal actions against AEGIS or directors, officers and/or shareholders of AEGIS nor does AEGIS know of any intended legal actions against it or any of its directors and AEGIS is not engaged in any legal actions against other parties, and is current in all filings with securities, tax and regulatory authorities;

(h)

the reservation for issuance of a total of 12,000,000 shares of common stock of AEGIS which will be reserved for providing incentive stock options and equity compensation to employees and directors of AEGIS; and

(i)

entering into the Note agreement as both AEGIS and Z5 may agree, which provide that Newco LLC receive, for the benefit of Z5 members, a total of $5,000,000 (on a quarterly basis over two years being $500,000 per quarter for 10 quarters), which obligation will be secured by the assets of AEGIS and will otherwise be in a form to be determined by Z5 such that Z5’s shareholders have the ability to minimize their tax liability as a result of the transaction. The payment obligation will accelerate in the event (i) Brendan Reilly’s positions as Chairman and CEO is terminated by AEGIS other than for cause, or (ii) there occurs a change of control of AEGIS (as defined in the Definitive Agreement).

6.	AEGIS will, in the Definitive Agreement, represent and warrant to Z5 that:

	(a)	it is a public corporation incorporated and is in good standing with all regulatory agencies and its shares will be traded on the OTC Bulletin Board;

(b)

there are no legal actions against AEGIS or its directors or officers and the company knows of no intended legal actions against the company and is not engaged in any legal actions against other parties;

	(c)	its business and financial condition are as set forth in its filings with the SEC on the EDGAR database and is the filings are current as of the date hereof;

(d)

there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction and publicly disclosed concerning Aegis Industries, Inc. (a Delaware corporation);

(e)

other than those disclosed herein in Section 19, there are no legal actions against the company or directors, officers and/or shareholders of the company nor does AEGIS know of any intended legal actions against it or any of its directors and AEGIS is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities; and

(f)

there have been no other issuances of shares of its capital stock, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire shares of its capital stock, other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement (and then only on the terms contemplated by the Definitive Agreement).

(g)

the capitalization of AEGIS immediately before issuance to Z5 will include no more than 60,600,000 shares of common stock on a fully diluted basis (including 15,000,000 issued to former stockholders of Aegis-Delaware), and no shares of preferred stock.

(h)

The Definitive Agreement with provide that AEGIS will make all reasonable efforts to provide Z5 with registration rights and piggy back rights providing for the sale, by the shareholders of Z5, of that number of shares, multiplied by the prevailing market price of the shares of AEGIS, which is equal in value to any tax liabilities, if any, associated with completion of the acquisition of Z5 by AEGIS. Z5 acknowledges that AEGIS cannot guarantee the registration for resale of the AEGIS shares which will be held by the Z5 shareholders as a result of the acquisition of Z5 by AEGIS.

7.	Z5 will, in the Definitive Agreement, represent and warrant to AEGIS that:

	(a)	it is a Connecticut limited liability company and is in good standing with all regulatory agencies;

(b)

there are no legal actions against the company or directors of the company nor does Z5 know of any intended legal actions against it or any of its directors and Z5 is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities;

	(c)	its business and financial condition remain materially unchanged from any due diligence or financial statement documentation provided to Aegis prior to Closing;

(d)

it owns 100% beneficial right, title and interest in and to intellectual property and other assets (the “Assets”) which will be disclosed in a schedule to the Definitive Agreement, subject to any liens, charges, securitizations, UCC filings or debts disclosed in the schedule or financial statements of Z5 provided to AEGIS prior to Closing;

(e)

there have been no other issuances of shares of its capital stock, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire shares of its capital stock, other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement (and then only on the terms contemplated by the Definitive Agreement);

(f)	the capitalization of Z5 immediately before closing will include no more than _______________________shares of its common stock on a fully diluted basis;

(g)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction.

8.	The Definitive Agreement shall provide that each and every obligation of AEGIS to be performed hereunder shall be subject to the satisfaction prior thereto of the following conditions:

a)

the representations and warranties made by Z5 in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

b)	Z5 shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing;

c)

AEGIS shall have been furnished that information on the business and affairs of Z5 which it deems, in its sole and absolute discretion, to be necessary for it to meet its continuous disclosure obligations under the Securities Exchange Act of 1934 upon Closing;

d)	as of Closing there shall not have occurred any material adverse change to Z5, financially or otherwise, which materially impairs the ability of AEGIS to conduct its business;

e)	the completion, by Z5, of audited consolidated financial statements required to be filed following the Closing by AEGIS as a reporting issuer under the Securities Exchange Act of 1934;

f)	Z5 shall have provided audited financial statements and a statement from its intellectual property lawyers as to the state of its patent and other intellectual property applications.

g)	the opinion of counsel to AEGIS that the Closing will not result in AEGIS breaching any applicable securities law, rules and regulations;

h)	the completion, by Z5, of settlement of all related party funded debts in excess of $250,000, resulting in Z5 having not more than $250,000 in related party funded debt on Closing; and

i)

Newco LLC receiving the Vend In Shares will enter, upon Closing, into an escrow agreement whereby, in the event that Newco LLC does not achieve $1,250,000 EBITDA in the twelve (12) months following Closing, a total of 4,000,000 of the Vend In Shares will be returned to the treasury of AEGIS by Newco LLC.

9.	The Definitive Agreement shall provide that each and every obligation of Z5 to be performed on Closing shall be subject to the satisfaction prior thereto of the following conditions:

(a)

the representations and warranties made by AEGIS in this LOI and the Definitive Agreement (including those regarding Aegis-Delaware) or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

(b)	AEGIS shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing;

(c)	a total of 20,000,000 shares of AEGIS, shall be issued to the members of Z5, said issuances or transfers to be made in a manner which will provide for a tax free exchange transaction;

(d)

AEGIS shall have secured bridge loan or equity or other financing of $500,000 from a third party who shall have made a bridge loan under mutually agreed to terms (the “Bridge Loan”) on or prior to March 26, 2007 to Z5 of $500,000 which will be evidenced by a convertible promissory note (the “Note”) secured by the assets of Z5 (subject to subordination if Z5 borrows under a working capital line from an institutional investor) and convertible to newly issued shares of AEGIS at $0.50 of Note principal per share; and

(e)	as of Closing there shall not have occurred any material adverse change to AEGIS, financially or otherwise, which materially impairs the ability to conduct its business;

(f)	An Opinion Letter from AEGIS’ counsel regarding customary matters, including without limitation AEGIS’ capitalization and the valid issuance of the Vend In Shares.

10. Neither AEGIS, on the one hand, nor Z5, on the other, will make any disclosure or public announcements of the proposed transactions, the Definitive Agreement or the terms thereof without the prior approval of the other, which shall not be unreasonably withheld.

11. Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for AEGIS and Z5 and that both parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

12. The parties hereby agree that neither will solicit any third party for the licensing, lease, transfer or sale of any or all their respective Assets, or solicit opportunities for either party to enter into any discussions with any third party for the licensing, lease, transfer or sale of any or all of its respective Assets, for the term of the Definitive

Agreement. This section shall not be read to prohibit the parties from conducting such discussions which are in the ordinary course of business but is intended to be read as protecting each of the parties from the other entering into negotiations which would conflict with the transactions contemplated by this LOI and by the Definitive Agreement.

13. The Definitive Agreement will specify that, in the event that Closing does not occur on or before April 30, 2007, then the Bridge Loan will become due and payable but AEGIS agrees not to demand payment for a period of six (6) months after the execution hereof.

14. This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

15. This LOI sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written document signed by all parties. The Definitive Agreement will also provide that it can be modified only by a written document signed by all parties.

16. The parties shall, upon Closing, prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

17. AEGIS agrees that it will, prior to Closing, to enter into an engagement letter (the “Engagement Letter”) with Knight Capital Markets to engage in a private placement financing of AEGIS for the purpose of providing funding to the Newco LLC which will exist within it after Closing. The financing will be on commercially reasonable terms with commercially reasonable compensation to Knight Capital Markets for its role. The Engagement Letter will provide that Knight Capital Markets will, on a best efforts basis, raise an expected amount of $12 million to $15 million with a cap of $60 million.

18. AEGIS acknowledges that Z5 has disclosed that it is currently involved in no lawsuits.

19. Z5 acknowledges that AEGIS has disclosed that it is currently involved in no lawsuits. Z5 further acknowledges that AEGIS is obligated, under the terms of a Letter of Intent between AEGIS and Aegis Industries, Inc. (the “Other Division”), a Delaware company, to fund the Other Division in the amount of a minimum of $5 million dollars over the 18 months.

20. If this LOI accurately sets forth the terms and conditions under which you are willing to enter into the transactions contemplated hereby, please so indicate by signing and returning a copy of this letter to AEGIS, by fax, not later than 5:00 p.m. Pacific Standard Time, on March 21, 2007 failing which, any offer contained herein will be considered invalid. Once executed, this LOI shall remain in full force and effect until April 30, 2007 unless otherwise agreed to in writing by the parties.

21. If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

22. All references to currency in this LOI are references to the lawful currency of the United States of America.

DATED EFFECTIVE THIS 18TH DAY OF MARCH, 2007

/s/ “Paul Evancoe”
Paul Evancoe, Director and President

AEGIS INDUSTRIES INC.

The above terms are hereby read, understood, acknowledged and accepted this 19th day of March, 2007.

/s/ “Brendan Reilly”
Brendan Reilly, President

Z5 TECHNOLOGIES LLC